Exhibit 99.1
Gray
Television, Inc.
Gray Television Completes Issuance of
$365 Million of Senior Secured Second Lien Notes Due 2015,
Including Related Repurchase of Outstanding Series D Perpetual Preferred Stock
ATLANTA, April 29, 2010 — Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) announced today that it has completed the issuance of $365 million aggregate principal amount of its 10 1/2% senior secured second lien notes due 2015 (the “Notes”).
The Notes were priced at 98.085% of par. Interest on the Notes is payable semiannually, on May 1 and November 1 of each year, commencing November 1, 2010, and the Notes will mature on June 29, 2015. The Notes are secured on a second priority basis, subject to certain exceptions and certain permitted liens, by the Company’s, and its subsidiary guarantors’, assets that secure the Company’s senior credit facility on a first priority basis. The Company’s existing, and certain future, subsidiaries are guaranteeing the Notes.
The Company used the net cash proceeds from the offering of Notes to (i) repay $300 million of its outstanding term loans under its senior credit facility, (ii) fund the cash portion of the concurrent repurchase of approximately $60.7 million in face amount of Series D perpetual preferred stock, and $14.9 million in accrued dividends thereon, in exchange for $50 million in cash and the issuance of 8.5 million shares of common stock, and (iii) pay related fees and expenses, including advisory fees.
With the completion of these transactions, and by repaying $300 million of its outstanding term loans, the Company reduced the total interest cost of borrowings under its senior credit facility from an effective interest rate of LIBOR plus 8.50% to an effective rate of LIBOR plus 4.25%, including the reduction or elimination of certain fees, and achieved significant additional covenant flexibility under its senior credit facility.
The Notes and the related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to operating results, future revenues and expenses, the timing, costs and our ability to consummate any future transactions, and
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of April 29, 2010. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is on file with the SEC and available at the SEC’s website at www.sec.gov.
Gray Television, Inc.
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, Georgia. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 39 digital second channels including 1 ABC, 4 FOX, 7 CW, 18 MyNetworkTV, 2 Universal Sports Network affiliates and 7 local news/weather channels in certain of our existing markets.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828